EXHIBIT 15

LETTER OF CONSENT
RE: UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

We hereby consent to the incorporation by reference of our report as of September 30, 1999 relating to the unaudited condensed consolidated interim financial statements of TrimFast Group, Inc. that are included in the Form 10-Q for the quarter ended September 30, 1999, in the March 20, 2000 filing of TrimFast Group, Inc. on Form S-8.


/S/ John Troy
By: John Troy, CPA
777 South Harbour Island Boulevard, Suite 260
Tampa, Florida  33602
Telephone: (813) 275-0050
Facsimile: (813) 275-0051